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Exhibit 4.42

news release

NORANDA TO WEBCAST 2002
FINANCIAL RESULTS CONFERENCE CALL

TORONTO, ONTARIO, February 5, 2003 — Noranda Inc. announced today that it will host a live, interactive internet webcast presentation for shareholders and investors on Tuesday, February 11, at 10:00 a.m. (EST), to review its 2002 financial results. Fourth-quarter 2002 results for the Company will be released on Tuesday, February 11, ahead of the market opening.

During the meeting, senior management from the Company will review financial and operating results for 2002. The live, interactive webcast and slide presentation will be accessible via www.noranda.com under the "For Investors" section.

If you are unable to participate during the live webcast, the call will be archived on Noranda's website at www.noranda.com. To access the replay, click on the Conference Call button on the home page.

Noranda Inc. is a leading international mining and metals company with more than 48 mining and metallurgical operations and projects under development in 17 countries. Noranda is one of the world's largest producers of zinc and nickel and is a significant producer of copper, primary and fabricated aluminum, lead, silver, gold, sulphuric acid and cobalt. Noranda is also a major recycler of secondary copper, nickel and precious metals. Noranda employs over 16,000 people. It is listed on The Toronto Stock Exchange and The New York Stock Exchange (NRD).

Contact:

Dale Coffin
Manager, External Communications
Tel: 416-982-7161
dale.coffin@toronto.norfalc.com
www.noranda.com

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NORANDA TO WEBCAST 2002 FINANCIAL RESULTS CONFERENCE CALL